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                                                                    Exhibit 3.12

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                               Conolog Corporation

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                            Under Section 242 of the
                        Delaware General Corporation Law

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               Conolog Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

               1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article thereof numbered fourth so that, as amended, said Article FOURTH shall be and read as follows:

               "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is twenty-two million (22,000,000) shares of which two million (2,000,000) shares having a par value of $.50 per share are to be classified as Preferred Stock and twenty million (20,000,000) shares, having a par value of $.01 per share are to be classified as Common Stock.

               2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

               IN WITNESS WHEREOF, we have signed this Certificate this 17th day of June, 1999.

                                          /s/ Robert S. Benou
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                                Robert S. Benou, President
ATTEST:



         /s/ Marc R. Benou
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Marc R. Benou, Assistant Secretary